SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C.

                                   FORM 12b-25

                                                Commission File Number 0-20660

                           NOTIFICATION OF LATE FILING



(Check One): [ ] Form 10-K and Form 11-K [ ] Form 20-F [X] Form 10-Q [ ] Form N-SAR

For Period Ended: June 30, 2001
[ ] Transition Report on Form 10-K      [ ] Transition Report on Form 10-Q
[ ] Transition Report on Form 20-F      [ ] Transition Report on Form N-SAR
[ ] Transition Report on Form 11-K
for the Transition Period Ended:_________________
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     Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
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     If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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                        Part I - Registrant Information
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Full Name of Registrant:  DIRECT INSITE CORP.
Former Name if applicable:
Address of Principal Executive Office: (street and number)

                                       80 Orville Drive
City, State and Zip Code:              Bohemia, New York 11716
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                       Part II - Rules 12b-25(b) and (c)
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     If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check the appropriate box.)


[ ] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X] (b) The subject annual report, semi-annual report, transition report on Form 10-K, 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[X] (c) The accountant's statement or other exhibit required by Rule 12b- 25(c) has been attached if applicable.
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                              Part III - Narrative
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State below in  reasonable  detail the reasons why  Form 10-K, 11-K, 20-F, 10-Q,
N-SAR or the transition report or portion thereof could not be filed within the prescribed time period.

The financial statements and related material are not presently available
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

                          Part IV - Other Information
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     (1)  Name and telephone number of person to contact in regard to this notification:
              George Aronson                    631-244-1500

     (2) Have all other periodic reports required under section 13 or 15(d) of the Securities Exchange Act of 1934 or section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                                              [X] Yes    [ ] No

     (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                              Presently unknown               [ ] Yes    [ ] No

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

     DIRECT INSITE CORP. has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date:  August 13, 2001              By: /s/ George Aronson
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                                       George Aronson, Chief Financial Officer
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                              ATTENTION

     Intentional misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001).